UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2008

LIMCO-PIEDMONT INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33604	73-1160278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5304 S. Lawton Ave., Tulsa, Oklahoma	74107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (918) 445-4300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

Effective March 31, 2008, Carla S. Covey became Executive Vice President and Chief Financial Officer of Limco-Piedmont Inc. (the “Company”). Ms. Covey replaced the Company’s former CFO, Shabtai Moshiashvili, who will remain with the Company reporting to Ms. Covey.

The Company has entered into an employment agreement with Ms. Covey (the “Agreement”) pursuant to which she will receive an annual base salary of $185,000. In addition, Ms. Covey was also granted (i) a signing bonus of options to purchase an aggregate of 15,000 shares of the Company’s common stock, vesting in 5,000 share increments on the first, second and third anniversaries of the date of the Agreement, with an exercise price based on the closing price of the Company’s common stock on the NASDAQ stock exchange on March 31, 2008, (ii) a retention bonus of options to purchase 15,000 shares of the Company’s common stock on or before July 31, 2008, vesting in 5,000 increments on the first, second and third anniversary of the granting of such options and (iii) a yearly bonus equal to 1.0% of the consolidated net profit (as defined in the Agreement) of the Company, for the year 2008 and each year thereafter.

The Agreement provides that if Ms. Covey is terminated without “just cause” or if Ms. Covey resigns for “good reason,” the Company (i) must pay her monthly base salary for an additional period of six months from her last date of employment with the Company, (ii) pay her pro-rata share (from January 1st through the last date of her employment with the Company) of any bonus due to her under the Agreement and (iii) immediately vest all stock options or shares of restricted stock granted to her by the Company during her employment with the Company. The Agreement also contains certain confidentiality and non-competition covenants.

A copy of the Company’s press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 99.1 – Press release dated March 31, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMCO-PIEDMONT INC.
(Registrant)

By:	/s/ Carla S. Covey
Carla S. Covey
Executive Vice President and Chief Financial Officer

Date: March 31, 2008